Exhibit 10.40

September 27, 2010

Charles Meyers

Dear Charles:

Equinix Operating Company, Inc. (“Equinix”) is pleased to offer you employment on the following terms, contingent upon completion of a background investigation, satisfactory reference checks and approval of the Compensation Committee of the Board of Directors:

1. Position. You will serve in a full-time capacity of President, North America and will report to Steve Smith, CEO & President. By signing this letter agreement, you represent and warrant to Equinix that you are under no contractual commitments inconsistent with your obligations to Equinix.

2. Salary. You will be paid a salary at the annual rate of $350,000.00, which will be paid on a bi-weekly basis at $13,461.54 in accordance with Equinix’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to Equinix’s employee compensation policies in effect from time to time.

3. Restricted Stock Unit Award. Upon commencement of employment, you will be granted 20,000 restricted stock units of common stock of Equinix, Inc. under the terms and conditions of the applicable equity award plan and your award agreement. Provided that you start on September 30, 2010 and subject to your continued service through each vesting date, the award will vest over 3 years, with 25% of the units granted to vest on March 31, 2011, and an additional 25% of the units granted to vest on each September 30th thereafter until fully vested. The Restricted Stock Units shall provide for acceleration of 50% of the unvested shares in the event you are subject to a qualifying termination within 12 months after a change in control (as such terms are defined in the award agreement). Each unit is an unfunded right to receive one share of Equinix common stock upon vesting and issuance of the share provided you remain in active service through the vesting date. You will also be eligible to participate in a pro-rated performance-based restricted stock unit grant in March of 2011 with the executive team.

4. Company-wide Bonus. If your start date is before October 1, 2010, you will be eligible to participate in Equinix’s 2010 Annual Incentive Plan. Under the plan, you will be eligible to receive a bonus of up to 65% of your base salary, based upon Equinix’s financial performance and your individual performance. The annual incentive bonus will be pro-rated based on your start date. Detailed information on this plan will be provided to you after you start.

- 1 of 3 -

5. Relocation Package. You will be provided with a relocation package to assist you to move from Colorado to California. In order to qualify for relocation benefits, you will be required to sign a relocation payback agreement. Specific details of the relocation benefits will follow under separate cover.

6. 401(k) Savings Plan and Company Match. You will be automatically enrolled in and begin contributing to the 401(k) plan on your first day of work at the rate of 3% of your compensation. You may elect to increase or decrease this rate of contribution or opt out entirely. Information about the 401(k) plan will be included in your orientation packet and you will also receive a welcome packet from our 401(k) provider, Fidelity Investments. Each payroll, Equinix will contribute 50 cents on every dollar up to the first 6% of your compensation that you defer into your 401(k) account. You will vest in 25% of the company match after your first year as an Equinix employee, and 25% each year thereafter.

7. Health Benefits. You and your dependents will be entitled to participate in the Company’s medical and dental benefit plans in accordance with their terms.

8. Paid Time Off. You will be entitled to Paid Time Off (PTO) that accrues on a bi-weekly basis. You will accrue 4.616 hours per pay period. See the U.S. Equinix Employee handbook for more information.

9. Proprietary Information and Inventions Agreement. Like all Equinix employees, you will be required, as a condition to your employment with Equinix, to sign Equinix’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

10. Change In Control Severance Agreement. You will be entitled to certain severance benefits upon a change in control of Equinix as detailed in the Change In Control Severance Agreement attached hereto as Exhibit B.

11. Period of Employment. Your employment with Equinix will be “at will,” meaning that either you or Equinix will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and Equinix on this term. Although your job duties, title, compensation and benefits, as well as Equinix’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an expressed written agreement signed by you and a duly authorized officer of Equinix.

12. Outside Activities. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. While you render services to Equinix, you also will not assist any person or organization in competing with Equinix, in preparing to compete with Equinix or in hiring any employees of Equinix.

13. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

- 2 of 3 -

14. Other Terms. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

15. Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with Equinix and supersede any prior understandings or agreements, whether oral or written, between you and Equinix.

16. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of Equinix. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

We look forward to you joining Equinix. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the duplicate original of the Proprietary Information and Inventions Agreement (PIIA) and Change in Control Severance Agreement (CICSA). Please return one signed original offer letter, both PIIAs and both CICSAs. One signed original PIIA and CICSA will be returned to you after receiving a company representative’s signature.

This offer, if not accepted, will expire at the close of business on Thursday, September 30, 2010.

Sincerely,

By:	/s/ Steve Smith
Steve Smith
CEO & President

I have read and accept this employment offer:

Charles John Meyers
Print Full Name

/s/ Charles Meyers
Signature

Dated:     September 28, 2010

My Start Date will be September 30, 2010

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Change in Control Severance Agreement

- 3 of 3 -